Exhibit 5.1

September 16, 2019

Washington Gas Light Company
1000 Maine Avenue, S.W.
Washington, D.C. 20024

Re:	Medium-Term Notes, Series L

Ladies and Gentlemen:

As Senior Vice President and General Counsel of Washington Gas Light Company (the “Company”), I submit this opinion of counsel in connection with the Registration Statement on Form S-3 (File No. 333-224669) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus, dated May 10, 2018, contained therein (the “Base Prospectus”), that became effective under the Securities Act on May 10, 2018.

Pursuant to (1) the Registration Statement, including the Base Prospectus, as supplemented by Pricing Supplement No. 2, dated September 10, 2019, filed with the Commission under the Securities Act pursuant to Rule 424(b) under the Securities Act (as supplemented, the “Prospectus”), (2) the Distribution Agreement, dated January 8, 2019, among the Company and BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”), as supplemented by that certain Agent Accession Letter, dated September 10, 2019, among the Company and MUFG Securities Americas Inc., TD Securities (USA) LLC, CIBC World Markets Corp., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and The Williams Capital Group, L.P. (collectively with BB&T, the “Agents”) (as supplemented, the “Distribution Agreement”), (3) the Terms Agreement, dated September 10, 2019, between MUFG Securities Americas Inc. and TD Securities (USA) LLC, as representatives of the Agents, and the Company (the “Terms Agreement”) and (4) the Indenture, dated as of September 1, 1991 (the “Base Indenture”), as amended and supplemented by the Supplemental Indenture, dated as of September 1, 1993 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), on September 13, 2019, the Company issued $300,000,000 in aggregate principal amount of 3.65% Medium Term Notes, Series L due September 15, 2049 (the “Notes”).

To the extent that the obligations of the Company with respect to the Notes may be dependent upon such matters, I assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; the Trustee is duly qualified to engage in the activities contemplated by the Indenture; the Indenture has been duly authorized, executed and delivered by the Trustee and constitute the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; the Trustee is in compliance with respect to performance of its obligations under the Indenture, with all applicable laws, rules and regulations; and the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Notes.
Based on the foregoing, I am of the opinion that the Notes, when authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Agents pursuant to the Distribution Agreement and the Terms Agreement, will be validly issued and will constitute legal, valid and binding obligations of the Company, except as the same may be limited by and subject to: (a) bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity (whether considered in a proceeding in equity or at law); and (c) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter may be brought.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on September 16, 2019, for incorporation by reference into the above-referenced Registration Statement, and to the reference to the use of my name therein and in the Prospectus, and in any amendment or supplement thereto. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

 /s/ Karen M. Hardwick

Karen M. Hardwick
Senior Vice President and General Counsel